Exhibit 99.1

FOR IMMEDIATE RELEASE
December 9, 2021	NYSE American – REI

RING ENERGY ANNOUNCES SUCCESSFUL RESULTS OF FALL 2021
REDETERMINATION OF SENIOR CREDIT FACILITY

The Woodlands, TX – December 9, 2021 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today announced that the borrowing base under its senior revolving credit facility (the “Credit Facility”) was recently successfully reaffirmed at $350 million.

Key Highlights

•	Reaffirmation of the borrowing base at $350 million;

•	Prior hedging requirement of 3,100 barrels per day of crude oil sales for calendar 2022 remains unchanged and is fully covered by hedges currently in place; and

•	Next regularly scheduled bank redetermination for the Company is scheduled to occur during May 2022.

Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “The positive outcome of our fall 2021 bank redetermination reflects our banking group’s confidence in our ongoing plans and provides financial flexibility supporting our capital spending programs and ability to pay down debt. We look forward to more fully benefitting from the significantly improved oil price environment as our 2021 hedges roll off on December 31. With only 3,129 barrels per day of crude oil sales currently hedged for 2022, we believe we are in a stronger position to execute an opportunistic hedging strategy to underpin our future cash flow that will support our strategic initiatives designed to enhance efficiencies, further strengthen the balance sheet and prudently grow the business.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the conventional development of its Permian Basin assets in West Texas and New Mexico. For additional information, please visit www.ringenergy.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2020, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and natural gas properties or to successfully drill and complete oil and natural gas wells on such properties, volatile prices of oil and natural gas, risks associated with drilling and operating oil and natural gas wells, risks of owning non-operated interests in oil and natural gas properties, the Company’s ability to replace oil and natural gas reserves, the Company’s ability to obtain and pay down debt, and other risks that may be more fully described in documents filed by the Company with the SEC.

Contact Information

Al Petrie Advisors

Al Petrie, Senior Partner

Phone: 281-975-2146

Email: apetrie@ringenergy.com

2